RETENTION BONUS AGREEMENT

MADE as of this 28th day of September, 2011, by and between Fulton Financial Corporation, a Pennsylvania corporation with offices at One Penn Square, P.O. 4887, Lancaster, Pennsylvania 17604 (“Fulton”), and R. Scott Smith, Jr., an adult individual who resides at [redacted] (the “Executive”).

Background

The Executive and Fulton have previously entered into an amended employment agreement dated November 14, 2008 (“Executive’s Employment Agreement”). As part of its regular review of Fulton’s executive compensation practices in consultation with an independent compensation consultant, the HR Committee (the “Committee”) of Fulton’s Board of Directors determined that it should consider a supplemental cash retention award for the Executive in order to position the Executive closer to the median compensation level among Fulton’s peer companies. Further, going forward, the Committee believes that the Executive will continue to play a critical role in Fulton’s future success, as it falls principally upon him and the other members of management to determine and achieve Fulton’s strategic goals. Specifically, the Executive will be required to guide Fulton through unprecedented regulatory changes and in its efforts to grow both organically through branch expansion and externally through strategically important mergers and other acquisition opportunities.

Thus, the Committee has recommended to the Board of Directors, that a supplemental cash retention award be made to the Executive, with the goals of such an award including the following:

•	to ensure the Executive’s continued employment at competitive compensation levels;
•	to provide an incentive to the Executive to arrange a smooth transition for his successor as he approaches retirement age;
•	to continue to motivate the Executive to drive Fulton’s performance; and
•	to ensure the Executive does not pursue employment at a competitor.

Therefore, the Board of Directors of Fulton, upon recommendation of the Committee and the Committee’s independent compensation consultant, has concluded that, in addition to Executive’s Employment Agreement and other benefits available to him, an additional financial incentive should be provided to Executive in the form of a supplemental cash retention award (the “Retention Bonus”) payable in the event that he remains employed through December 31, 2012, as more fully described in this Agreement.

The purpose of this Agreement is to memorialize the award of the Retention Bonus, specify the amount of the Retention Bonus and to specify the conditions under which the Retention Bonus is to be paid.

In consideration of Executive's continuing service to Fulton and of the mutual covenants and undertakings hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.  Undertaking of Fulton

Fulton shall provide to Executive the Retention Bonus payment in the amount specified in Section 5 below as soon as permissible and administratively practicable after January 1, 2013 but no later than January 15, 2013: A) if the Executive remains employed by Fulton through December 31, 2012; or B) upon the occurrence of a separation from service with Fulton only if the separation from service occurs before December 31, 2012: (i) on account of a Disability (as hereafter defined) while actively employed by Fulton, (ii) on account of an involuntary termination of the Executive’s employment by Fulton without Cause (as hereafter defined), (iii) on account of the Executive’s termination of his employment with Fulton for Good Reason (as hereafter defined), or (iv) on account of the Executive’s death while actively employed by Fulton. Other than upon the occurrence of a separation from service under one of these four conditions, the Executive shall have no vested interest in the Retention Bonus payment in Section 5 until the Retention Bonus payment vests on December 31, 2012.

Section 2.  Discharge for Cause

As used herein, Cause shall mean the following:

(a) Executive shall have committed an act of dishonesty constituting a felony and resulting or intending to result directly or indirectly in gain or personal enrichment at the expense of Fulton;

(b) Executive's use of alcohol or other drugs which interferes with the performance by the Executive of Executive's duties;

(c) Executive shall have deliberately and intentionally refused or otherwise failed (for reasons other than incapacity due to accident or physical or mental illness) to perform Executive's duties to Fulton, with such refusal or failure continuing for a period of at least 30 consecutive days following the receipt by Executive of written notice from Fulton setting forth in detail the facts upon which Fulton relies in concluding that Executive has deliberately and intentionally refused or failed to perform such duties; or

(d) Executive's conduct that brings public discredit on or injures the reputation of Fulton, in Fulton's reasonable opinion.

Section 3.  Disability

For purposes hereof, Disability shall mean that the Executive, by reason of a medically determinable physical or medical impairment that can be expected to result in death or expected to last for a continuous period of at least twelve months, (i) is unable to engage in any substantial gainful activity or (ii) has received income replacement benefits for a period of at least three months under an accident or health plan of Fulton.

Section 4.  Resignation for Good Reason

As used herein, the Executive shall have Good Reason to terminate his employment if one of the following conditions (a) through (c) comes into existence, the Executive provides notice to Fulton of the existence of the condition within 90 days of its initial existence, and Fulton fails to remedy the condition within 30 days of receiving notice of its existence:

(a) There has occurred a material breach of Fulton's material obligations under this Agreement;

(b) Fulton, without Executive's prior written consent, changes or attempts to change in any material respect the authority, duties, compensation, benefits or other terms or conditions of Executive's employment in a manner that is adverse to the Executive; or

(c) Fulton requires Executive to be based at a location outside a thirty-five (35) mile radius of the location where Executive previously was based, except for reasonably required travel on Fulton's business.

Section 5.  Retention Bonus

5.1  Retention Bonus Payment.  The Retention Bonus to be provided to Executive by Fulton under this Agreement shall be an amount equal to one million, three hundred thousand dollars ($1,300,000.00).  Such payment shall be made in one lump sum as soon as permissible and administratively practicable after it vests pursuant to Section 1 above.  It is understood that Fulton shall withhold from said payment such amounts as may be required under any applicable federal, state or local income tax law.

5.2  No Tax Gross Up Permitted.  Notwithstanding anything in the Executive’s Employment Agreement to the contrary,  in the event the Retention Bonus payment is made in connection with a Change in Control and the Executive is thereupon determined to be subject to the excise tax imposed under the Internal Revenue Code (“Code”) section 4999, the tax gross up right provided to the Executive under Section 7.8 of said Executive’s Employment Agreement shall not operate to provide Executive with a tax gross-up payment for amounts attributable solely to this Agreement.

Section 6.  Undertakings by Executive, Restrictive Covenants, and Clawbacks

6.1  Confidentiality.  Executive acknowledges a duty of confidentiality owed to Fulton and shall not, at any time during or after Executive's employment by Fulton, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board of Directors or senior management of Fulton, any trade secret, private or confidential information or knowledge of Fulton or any of their affiliates obtained or acquired by Executive while so employed.  All computer software, business cards, customer lists, price lists, contract forms, catalogs, books, records, files and know-how acquired while an employee of Fulton are acknowledged to be the property of Fulton (or the applicable affiliate) and shall not be duplicated, removed from Fulton's possession or made use of other than in pursuit of Fulton's business and, upon termination of employment for any reason, Executive shall deliver to Fulton, without further demand, all copies thereof which are then in Executive's possession or under Executive's control.

6.2  Non-Competition and Nonsolicitation.  Executive shall not, for a period of two (2) years following his separation from service, directly or indirectly:

(a) be or become an officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity considering engaging in commercial banking, or so engaged, anywhere within the geographic market of Fulton;

(b) seek, in competition with the business of Fulton, to procure orders from or do business with any customer of Fulton;

(c) solicit or contact any person who is an employee of the Fulton with a view to the engagement or employment of such person by a third party;

(d) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of Fulton) any person or entity who has been contracted with or engaged to provide goods or services to Fulton; or

(e) engage in or participate in any effort or act to induce any of the customers, associates, consultants, or employees of Fulton to take any action which might be disadvantageous to Fulton;

provided, however, (i) that nothing herein shall prohibit the Executive and Executive's affiliates from owning, as passive investors, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged and (ii) in the event the Executive's employment is terminated by the Executive for Good Reason or by Fulton other than for Cause, the covenants in this Section 6.2 shall not apply.

For the purpose of this Section 6, Fulton shall be deemed to refer to Fulton and all of its present or future affiliates.

6.3  Injunctive and Other Relief.

Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of Executive's covenants which then apply and accordingly expressly agrees that, in addition to any other remedies which Fulton may have, Fulton shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive.  Nothing contained herein shall prevent or delay Fulton from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of its obligations hereunder.

In the event Executive breaches Executive's obligations under Section 6.2, the period specified therein shall be tolled during the period of any such breach and any litigation seeking remedies for such breach and shall resume upon the conclusion or termination of any such breach and any such litigation.  The remedies set forth in this Section are cumulative and in addition to any and all other remedies available to Fulton at law or in equity.

6.4  Clawback of Retention Bonus Received.

Executive acknowledges that the Retention Bonus is subject to any Clawback Policy that may be adopted by Fulton’s Board of Directors. Absent any formal Clawback Policy, the Executive agrees that he shall be required to forfeit and pay back to Fulton the Retention Bonus  paid to the Executive if: (a) a court makes a final determination that the Executive directly or indirectly engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by Fulton; or (b) the independent members of Fulton’s Board of Directors determine that the Executive has committed a material violation of Fulton’s Code of Conduct.

6.5  Continuing Assistance by Executive.

Executive acknowledges that for a period of two (2) years following his separation from service, he will make reasonable efforts to cooperate with and assist in the transition for the incoming Chief Executive Officer and Fulton’s ongoing performance.

Section 7. Miscellaneous.

7.1  Invalidity.  If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, Executive shall negotiate in good faith to provide Fulton with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

7.2  Assignment.  This Agreement shall not be assignable by Executive, and shall be assignable by Fulton only to any affiliate or to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to Fulton in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators, including the restrictive covenants of this Agreement.

7.3  Notices.  All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram, fax or telecopy (confirmed by U. S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other.  Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases.  Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a) If to Fulton:

Fulton Financial Corporation One Penn Square Lancaster, PA 17604 Attention: General Counsel

(b) If to Executive:

R. Scott Smith, Jr. [redacted]

7.4  Entire Agreement and Modification.  This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto.  Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing and agreed and executed by Fulton and the Executive.  Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege shall preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence and such failure or delay to exercise any right shall not be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

7.5  Governing Law.  This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

7.6  Headings; Counterparts.  The headings of sections and subsections in this Agreement are for convenience only and shall not affect its interpretation.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

7.7  Further Assurances.  Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

7.8  Attorneys' Fees and Related Expenses.  All attorneys' fees and related expenses incurred by Executive in connection with or relating to enforcement by Executive of Executive's rights under this Agreement shall be paid in full by Fulton, provided Executive prevails in connection with enforcing Executive's rights under this Agreement.

7.9  Mitigation.  Executive shall not be required to mitigate the amount of any payment or benefit provided for in Section 5 hereto by seeking employment or otherwise and Fulton shall not be entitled to setoff against the amount of any payments made pursuant to Section 5 hereto with respect to any compensation earned by Executive arising from other employment.

7.10  409A Safe Harbor.  Notwithstanding anything in this Agreement to the contrary, in no event shall Fulton be obligated to commence payment or distribution to the Executive of any amount that constitutes nonqualified deferred compensation within the meaning Code section 409A (“Code section 409A”) earlier than the earliest permissible date under Code section 409A that such amount could be paid without additional taxes or interest being imposed under Code section 409A.  Fulton and the Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Code section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Code section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Code section 409A.  Without limiting the generality of the foregoing, in the event the Executive is to receive a payment of compensation hereunder that is on account of a separation from service, such payment is subject to the provisions of Code section 409A, and the Executive is a key employee of Fulton, then payment shall not be made before the date that is six months after the date of separation from service (or, if earlier than the end of the six month period, the date of the Executive’s death).  Amounts otherwise payable during such six month period shall be accumulated and paid in a lump sum on the first day of the seventh month.  For purposes hereof, Executive is a key employee of Fulton if on his date of separation from service Fulton is publicly traded and he met the definition key employee found in Code section 416(i)(1)(A)(i), (ii) or (iii) (disregarding section 416(i)(5)) as of the last day of the calendar year preceding the date of separation.

IN WITNESS WHEREOF, this Agreement is executed the day and year first above written.

FULTON FINANCIAL CORPORATION

By:           /s/ Craig H. Hill
Craig H. Hill
Senior Executive Vice President

EXECUTIVE

    /s/ R. Scott Smith, Jr.
R. Scott Smith, Jr.